Exhibit 99.1

Contacts:
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
Alliance Data
214.494.3811
Shelley.whiddon@alliancedata.com

ALLIANCE DATA’S LOYALTYONE BUSINESS SIGNS LONG-TERM RENEWAL WITH TOP-TEN AIR MILES® SPONSOR, THE JEAN COUTU GROUP; QUEBEC’S DRUGSTORE RETAIL LEADER AND ONE OF CANADA’S LEADING PHARMACY CHAINS

DALLAS, Texas (June 21, 2011) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, announced that its Canadian coalition loyalty business has signed a long-term renewal with The Jean Coutu Group (PJC) Inc. (TSX:PJC.A). The multi-year agreement provides for The Jean Coutu Group to remain a sponsor in LoyaltyOne’s AIR MILES® Reward Program as the exclusive pharmacy retailer in Quebec. Jean Coutu has been a sponsor in the program since 2003.

The Jean Coutu Group is the franchisor of one of the leading pharmacy chains in Canada with 389 franchised stores in Quebec, Ontario and New Brunswick under the banners PJC Jean Coutu, PJC Clinique, PJC Jean Coutu Santé and PJC Jean Coutu Santé Beauté. For Fiscal 2011, revenues were (CDN) $2.598 billion.

The AIR MILES® Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles.  AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada.  AIR MILES reward miles can be redeemed for more than 1,200 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise.

“A significant sponsor in our loyalty coalition, Jean Coutu’s continued focus on ensuring marketing concepts are industry leading and meet customer expectations has provided it with a competitive advantage in the retail pharmacy category and continues to have a positive impact on revenues and customer loyalty,” said Bryan Pearson, president of LoyaltyOne. “With anticipated increases in consumer spending on pharmacy, health-related and beauty products, we will continue to work closely with Jean Coutu to design and implement targeted consumer marketing initiatives that grow network stores sales and increase wholesaler revenue and reward miles issuance.”

“Not only does the AIR MILES Program allow us to attract customers and ensure their loyalty, but it is also a source of information on our customers and their purchasing profiles,” said Alain Lafortune, executive vice president, Purchasing and Marketing, The Jean Coutu Group. “This strategic marketing tool allows us to differentiate ourselves through targeted marketing initiatives but also to adapt our strategies in accordance to the real and unique purchasing profiles of our customers”.

About The Jean Coutu Group

The Jean Coutu Group is one of the most trusted names in Canadian pharmacy retailing. The Company operates a network of 389 franchised stores in Canada located in the provinces of Québec, New Brunswick and Ontario under the banners of PJC Jean Coutu, PJC Clinique, PJC Santé and PJC Santé Beauté, and employs more than 18,000 people. Furthermore, as of December 2007, the Jean Coutu Group owns Pro Doc Ltd ("Pro Doc"), a Québec‐based subsidiary and manufacturer of generic drugs. The Company also holds a significant interest in Rite Aid Corporation ("Rite Aid") a national chain of drugstores in the United States with nearly 4,700 drugstores in 31 states and the District of Columbia.

About Alliance Data

Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act, potential effects of the Epsilon data incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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